Exhibit 10.9

December 8, 2022

GRACE JOHNSTON

Dear Grace:

On behalf of Quantum-Si, I am pleased to offer you a position as Chief Commercial Officer beginning as soon as practical.  You will report to Jeff Hawkins.  Your annualized compensation in this position will consist of an annual base salary of $420,000 paid in twice monthly pay periods, less required deductions.

For calendar year 2023, you will receive a discretionary bonus with a target of 50% of base salary based on goals, objectives, and performance metrics to be determined by Quantum-Si’s management.  Such bonus will be paid in March, 2024.  It will be a condition of your eligibility to receive any bonus that you remain employed with Quantum-Si through the scheduled date of payment of such bonus.

In addition to the outlined cash compensation, you will receive 350,000 stock options in Quantum-Si, that (i) will be subject to the approval of the Quantum-Si’s Board of Directors, (ii) will be subject to the terms of the grant documents therefore, (iii) subject to continued service and the specific terms of your grant, will vest over a four year period with the following schedule:  25% on the last day of the calendar quarter of the one year anniversary of your start date, and 2.083% at the end of each month thereafter.

You will be based out of your home office in Massachusetts until relocating to Quantum-Si’s facility in San Diego, CA.  Relocation is expected within 9 months of your start date.  You will receive a one-time taxable payment of $150,000 within 30 days following your move, less required deductions, for relocation costs.  The Company will need supporting documentation that shows you have moved prior to payment being paid.  Such $150,000 payment will be recoverable in full by the company in the event you voluntarily terminate your employment or are terminated with cause prior to 12 months following payment.

Quantum-Si recognizes the need for employees to take time away from the office to creatively recharge.  We also believe in taking personal responsibility for managing our own time, workload and results.  For these reasons our Flexible Paid Time Off (FPTO) policy affords eligible employees the flexibility to be given an indeterminate amount of paid time off from work for vacation, personal or family obligations and other personal requirements, subject to the requirements of the policy, including advance notice and prior approval in Quantum-Si’s discretion.  In no event will any employee be compensated for unused vacation time.  You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect.  Health insurance shall commence on your start date.  Further, while we expect you to remain with Quantum-Si for a long time, this letter is not an employment contract and you will be an at-will employee.  This letter is subject to successful completion of a background check.  By signing this letter, you authorize Quantum-Si to conduct such background and reference check Quantum-Si considers the protection of its confidential information, proprietary materials and goodwill to be extremely important.  As a condition of this offer of employment, you are required to sign Quantum-Si’s Non-solicit, Confidentiality and Intellectual Property Agreement.

We appreciate your exceptional talent and are very excited about you joining our growing and dynamic team at Quantum-Si.  We firmly believe that Quantum-Si offers a unique combination of emotional, intellectual, and interpersonal stimulation that will be truly enjoyable.  As a member of our growing team you will be in the rare position of helping to shape the culture and direction of our organization.  We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives.  If you have any questions regarding this offer, the position, or the company’s benefits programs, please do not hesitate to reach out.

Please note that this offer will expire on December 12, 2022 unless accepted by you in writing prior to such date.

Sincerely,

Quantum-Si, Incorporated

By:	/s/ Jeff Hawkins
	Name:	Jeff Hawkins
	Title:	Chief Executive Officer

ACCEPTED AND AGREED:

Signature:  /s/ Grace Johnston

Name:  Grace Johnston